EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 16, 2008 (the “Effective Date”), is by and between JAMES G. CARLSON (the “Executive”) and AMERIGROUP CORPORATION, a Delaware corporation (the “Company”).

RECITALS

A. Executive has heretofore been active as an executive officer of the Company and has been integral to the operation of the Company’s business (the “Business”).

B. In order to preserve and promote the conduct of the Business, the Company desires to retain Executive’s continued services in a new role, as President and Chief Executive Officer, and Executive agrees to render such services in such position, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises, Executive’s continued employment and the mutual promises contained herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Employment.

(a) General. The Company shall continue to employ Executive on a full-time basis to perform such duties as may be assigned from time to time by the Company, and Executive agrees to continue such employment with the Company, on and subject to the terms and conditions herein provided.

(b) Duties; Reporting. Executive agrees to serve as President and Chief Executive Officer of the Company. Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Company’s Board of Directors (the “Board”). Executive shall devote his full business time, energy, attention and services to the diligent, faithful and competent discharge of all duties and directions in respect of the business and affairs of the Company as may from time to time be vested in or reasonably requested of him by the Board; provided, however, Executive may engage in community, charitable, and educational activities. Executive shall obtain the prior approval of the Nominating and Governance Committee of the Board before serving as a director for any for-profit company or enterprise or any not-for-profit organization.

(c) Place of Performance. Executive shall perform his principal employment duties hereunder at the offices of the Company in Virginia Beach, Virginia, or at such other location(s) as the Company may reasonably designate from time to time on a temporary basis. Executive also shall undertake such travel as is necessary in connection with the performance by Executive of his duties hereunder.

(d) Director Nomination. For so long as Executive is employed as President and Chief Executive Officer pursuant to this Agreement, the Board shall designate and nominate Executive as a director of the Company and, if elected by the stockholders of the Company, Executive shall accept such position and diligently perform the duties arising from such position.

2. Term. Subject to Section 4 below, the term of Executive’s employment under this Agreement shall commence on the Effective Date and continue until the third (3rd) anniversary of the Effective Date, provided, such term shall automatically renew on a year-to-year basis thereafter until terminated by either party in accordance with Section 4 below.

3. Compensation and Benefits. During the term of Executive’s employment under this Agreement and subject to Section 4 below, the Company shall pay or provide, as applicable, to Executive the following:

(a) Base Salary. The Company shall pay Executive a base salary at an annual rate of Seven Hundred Twenty-Five Thousand Dollars ($725,000) per year (as adjusted pursuant to this Section 3(a), the “Base Salary”). Annually, beginning March 2008, the Board shall review the Base Salary and in its discretion determine whether merit-based adjustments are appropriate.

(b) Fringe Benefits. Executive will be entitled to participate on the same basis with all other management employees of the Company in the Company’s standard benefits package generally available for senior management, as well as all other officers and employees of the Company, provided that Executive meets the eligibility criteria established for each such plan (Executive’s eligibility and benefit level shall be determined separately for each plan and all such determinations shall be made by the parties charged in the plan with responsibility for such determinations).

(c) Cash and Equity Incentive Plans. Executive will be entitled to participate in the Company’s cash and equity incentive compensation plans for senior management, as in effect from time to time (currently the AMERIGROUP Corporation 2007 Cash Incentive Plan and the AMERIGROUP Corporation 2005 Equity Incentive Plan), in accordance with the terms and conditions of the plans, including such opportunities and limitations as may be applicable specifically to Executive’s position.

(d) Change in Control. Executive will be entitled to participate in the Company’s programs and policies that are applicable in the event of a change in control of the Company, as in effect from time (currently the AMERIGROUP Corporation Change in Control Benefit Policy), in accordance with the terms and conditions of the programs and policies, including such provisions as may be applicable specifically to Executive’s position.

(e) Business Expenses. The Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses incurred in connection with his duties hereunder, including, without limitation, business entertainment, community involvement, business development, travel on behalf of the Company, including, without limitation, lodging and transportation expenses incurred in connection with such business trips. Executive agrees to provide accurate and itemized expense records so that the Company may receive the benefit of any and all applicable tax deductions with respect thereto, and the Company agrees to provide reimbursement within a reasonable time and in accordance with the timeframe used for reimbursement for other management employees of the Company after receipt of such documentation.

4. Termination and Effect on Compensation.

(a) Termination. Executive’s employment under this Agreement may be terminated as follows:

(i) Without Cause by the Company. The Company may terminate Executive’s employment at any time without Cause (defined below) by giving written notice to Executive, which notice shall specify whether the termination is effective immediately or at a future date not to exceed sixty (60) days from the date of notice (in the event that the Company specifies such a future date, Executive will until such date provide such transition services as may be reasonably requested);

(ii) With Cause by the Company. The Company may terminate Executive’s employment at any time for Cause by giving written notice to Executive, which termination shall be effective immediately;

(iii) Without Changed Circumstances by Executive. Executive may terminate his employment at any time for any reason whatsoever or for no reason upon not less than sixty (60) days’ prior written notice to the Company;

(iv) For Changed Circumstances by Executive. Executive may terminate his employment at any time for Changed Circumstances (defined below) upon not less than forty-five (45) days’ prior written notice (the “Notice Period”) to the Company specifying such Changed Circumstances (and the change, event or action giving rise thereto), provided that such notice is given within thirty (30) days after the initial occurrence of such Changed Circumstances, and provided further that the change, event or action giving rise to the Changed Circumstances has not been cured as of the expiration of the Notice Period; and

(v) Death or Permanent Disability. Executive’s employment shall terminate immediately if Executive dies or becomes Permanently Disabled (defined below).

(b) Effect of Termination.

(i)(A) In the event that (x) the Company terminates Executive’s employment pursuant to Section 4(a)(i) (Without Cause), or (y) Executive terminates his employment pursuant to Section 4(a)(iv) (For Changed Circumstances), the Company shall within thirty (30) days after the effective date of such termination pay Executive a cash amount equal to the sum of (aa) all Base Salary which has accrued as of the date of Executive’s termination and is then unpaid and any cash bonus under Section 3(c) that has been awarded by the Board and is then unpaid, (bb) the value (based on Executive’s then-current Base Salary) of paid annual leave which has accrued through the effective date of Executive’s termination and is then unused, and (cc) the Special Separation Payment (defined below). The “Special Separation Payment” shall be a lump sum amount equal to the sum of (1) two times (2x) the amount of Executive’s Base Salary rate for the applicable year, plus (2) two times (2x) the amount of Executive’s annual cash bonus target (currently the MJO Bonus Annual Target) for the applicable year under the 2007 Cash Incentive Plan or its successor. Notwithstanding anything to the contrary set forth herein, if any termination is effected pursuant to Section 4(a)(i) or 4(a)(iv) during the Protected Period (as defined in the Company’s Change in Control Benefit Policy), the Special Separation Payment shall not be paid unless and except to the extent that it exceeds the amount payable under the Company’s Change in Control Benefit Policy on account of Executive’s termination (and the Company and Executive agree that, notwithstanding anything to the contrary in the Change in Control Benefit Policy, the amount payable thereunder shall be determined without regard to any subordination principle expressed therein).

(B) Notwithstanding the foregoing, the Company’s obligation to pay Executive any amount in respect of the Special Separation Payment shall be contingent upon Executive’s execution and delivery to the Company of a Severance Agreement (with terms that are not inconsistent with the terms of this Agreement) and a Release of all Claims in the forms requested by the Company and, to the extent that the Severance Agreement and/or Release of all Claims includes a statutory revocation/rescission period, the expiration of such period without Executive having revoked the release.

(ii) In the event that Executive’s employment terminates pursuant to Section 4(a)(v) (Death or Permanent Disability), the Company shall pay Executive or his estate the same amount that is payable pursuant to Section 4(b)(A), including the limitations applicable to termination during the Protected Period (as defined in the Company’s Change in Control Benefit Policy), provided (x) in the case of termination related to death, such amount shall be reduced by all amounts payable to Executive’s beneficiaries pursuant to life insurance policies on Executive’s life (group term or otherwise) maintained by the Company, and shall be paid within thirty (30) days of Executive’s death, (y) in the case of termination related to Executive being Permanently Disabled, such amount shall be paid in full on the first day of the first month following the month in which such termination became effective, provided such amount shall be reduced by the present value as calculated by the Company using the prime rate (as announced by the Company’s primary lending institution as of the date of determination of the Permanent Disability) as the discount rate for such calculation, of any monthly disability benefit that will be payable to Executive during the first twenty-four (24) months of disability, under any disability insurance coverage provided to Executive by the Company (group or individual), and (z) the Company’s obligation to pay Executive or his estate any amount pursuant to this Section 4(b)(ii) shall be contingent upon Executive’s (or his personal representative’s), or the personal representative of Executive’s estate, execution and delivery to the Company of a Severance Agreement (with terms that are not inconsistent with the terms of this Agreement) and a Release of all Claims in the forms requested by the Company and, to the extent that the Severance Agreement and/or Release of all Claims includes a statutory revocation/rescission period, the expiration of such period without Executive having revoked the release.

(iii) In the event that Executive’s employment terminates for any reason other than pursuant to (A) Section 4(a)(i) (Without Cause), (B) Section 4(a)(iv) (For Changed Circumstances) or Section 4(a)(v) (Death or Disability), the Company shall pay Executive the sum of (x) any Base Salary which has accrued as of the date of Executive’s termination and is then unpaid, and (y) the value (based on Executive’s then-current Base Salary) of paid annual leave which has accrued through the effective date of Executive’s termination and is then unused. For clarity, the preceding sentence shall apply in the event that Executive is terminated pursuant to Section 4(a)(ii) (With Cause) or Executive terminates his employment pursuant to Section 4(a)(iii) (Without Changed Circumstances) or Executive otherwise resigns.

(iv) Except for the payments described in Sections 4(b)(A), 4(a)(ii) or 4(b)(iii) above, as applicable, Executive shall not receive or be entitled to any other compensation or benefits from the Company or any of its affiliates after the termination of Executive’s employment hereunder (other than Executive’s right to maintain COBRA coverage for the period required by applicable law, and any amount payable to Executive pursuant to the terms of any Long Term Incentive Plan established by the Compensation Committee of the Board under the Company’s 2007 Cash Incentive Plan or its successor), including without limitation any bonus(es) under Section 3.

(v) Upon the effective date of any termination of Executive’s employment hereunder, Executive shall be deemed to have resigned from the Board and any and all offices and other positions held by Executive in the Company and/or any of its affiliates and upon the Company’s request, Executive shall confirm such resignation in writing.

(c) Definitions Used Above.

(i) “Cause” means conduct involving one or more of the following: (A) the substantial and continuing failure of Executive to render services to the Company in accordance with Executive’s obligations and position with the Company, provided the Board gives Executive notice with reasonable detail of the nature of such failure and, if such failure is capable of cure, Executive fails to cure such failure within thirty (30) days after receipt of such notice; (B) Executive’s dishonesty, gross negligence, breach of fiduciary duty, willful misconduct or violation of any laws or regulations applicable to the Company; (C) the commission by Executive of an act of fraud or embezzlement; (D) the conviction of, or plea of nolo contendere by, Executive of a felony or any lesser crime generally regarded as involving moral turpitude, (E) the engaging in, or commission by the Executive of, any intentional act which, in the good faith judgment of the Board, has, or is reasonably likely to have, a material adverse effect on the public perception or business of the Company; (F) Executive’s repeated impairment due to alcohol, controlled substances or drugs or the performance by Executive of his duties hereunder under the influence of alcohol, controlled substances or drugs (excluding prescribed drugs); or (G) a material breach of the terms of an agreement with the Company or any subsidiary or affiliate, provided that the Board gives Executive notice with reasonable detail of such breach and, if such breach is capable of cure, Executive fails to cure such breach within thirty (30) days after receipt of such notice.

(ii) “Changed Circumstances” means without the consent of Executive, (A) the Board effects any changes in the duties and responsibilities of Executive that are materially inconsistent with the duties and responsibilities of Executive immediately prior to the implementation of such changes or (B) the Board reduces Executive’s target annual compensation by ten percent (10%) or more, excluding any reductions effected in an across-the-board manner to the salaries paid to Company’s executive officers.

(iii) Executive shall be deemed “Permanently Disabled” if Executive suffers any physical or mental condition that qualifies Executive for a disability benefit under the disability plan maintained by the Company on the date of determination.

5. Breach by Executive. Should Executive materially breach any of the provisions hereof, or should Executive breach any of the covenants, representations, warranties or other provisions of any agreement to which Executive and the Company are parties, in addition to and not in limitation of any other rights or remedies the Company may have: (a) the Company shall not be bound to make any further payments that it may owe to Executive under this or any other agreement to which Executive and the Company are parties, until such breach is cured to the Company’s reasonable satisfaction; (b) the Company may offset against any such amount(s) owed hereunder any damages it believes it has incurred as a result of such breach; (c) the Company may recover money damages; and (d) in addition to its rights to damages and its other rights, the Company shall be entitled to obtain equitable relief for any such breach so that Executive shall be required to cease and desist immediately from breaching any such provision of this or any such other agreement (it being agreed that damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach).

6. Other Special Covenants. As a condition to the Company’s execution and delivery of this Agreement (and as further consideration of the Company’s covenants hereunder), contemporaneously herewith Employee has executed and delivered to the Company an Executive Noncompetition, Nondisclosure and Developments Agreement.

7. Governing Law; Jurisdiction and Venue. This Agreement, and the rights and obligations of the Company and Executive hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein. Each of the Parties hereby agrees and submits to the jurisdiction and venue of any state or federal court sitting in Norfolk, Virginia (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement. Each Party agrees that the Chosen Courts shall have exclusive jurisdiction for such purposes and each Party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction.

8. Severability. The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of one clause shall in no way impair the enforceability of any of the other clauses herein. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though contained in this original Agreement.

9. Reformation. The parties hereto agree that any court of competent jurisdiction may modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding language to this Agreement, or making such other modification that the court deems warranted to carry out the agreement of the parties. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

10. Assignment. Neither the Company nor the Executive nor any of his beneficiaries may assign, pledge or encumber the other party’s interests in this Agreement or any part thereof. Notwithstanding the foregoing, the Company may assign this Agreement in whole or in part to any person, partnership, corporation, limited liability company or entity deriving title to the Business or the assets or goodwill of the Company, including, without limitation, any affiliate.

11. Waivers and Modifications. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be set forth in a writing signed by the parties. This Agreement shall not be construed more strictly against one party by virtue of the fact it may have been prepared by counsel for such party, it being recognized that each of the parties have contributed substantially and materially to the preparation of this Agreement.

12. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement shall inure to the benefit of the respective parties’ heirs, personal representatives, successors and permitted assigns.

13. No Waiver of Breach or Remedy. A waiver by either party of the breach of any of the provisions of this Agreement by the other party shall not be deemed a waiver by either party of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein.

14. Notices. All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to the Company, to:	AMERIGROUP Corporation 4425 Corporation Lane, Suite 300 Virginia Beach, Virginia 23462 Attention: Stanley F. Baldwin Executive Vice President and General Counsel
If to the Executive, to:	James G. Carlson

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

17. Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations..

18. Seals. This Agreement is executed and delivered under seal, and the designation “[SEAL]” on this Agreement shall be as effective as the affixing of a seal physically thereto.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have set their hands and seals hereunto as of the day and year above first written.

EXECUTIVE:

[SEAL]

James G. Carlson

COMPANY:

AMERIGROUP CORPORATION,
a Delaware corporation

[SEAL] By:

Name: Stanley F. Baldwin

Title: Executive Vice President, Secretary and General Counsel